FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 Check this box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b)

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 of
Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------ -----------------------------------------------------------------
                                                                   2.   Issuer Name and Ticker or Trading Symbol

Name and Address of Reporting Person                                                      LifePoint, Inc - LFPT

Uding                      Jeffrey                   G.
____________________________________________________________
(Last)                     (First)                   (Middle)

10400 Trademark Street
____________________________________________________________
                           (Street)

Rancho Cucamonga,          CA                        91730
____________________________________________________________
City                       (State)                   (Zip)
------------------------------------------------------------------ -----------------------------------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------
                                                                   3. IRS or Social          4. Statement for Month/Year
                                                                   Security Number of
                                                                   Reporting Person                            2/00
                                                                   (Voluntary)


------------------------------------------------------------------ ------------------------- ---------------------------------------
------------------------------------------------------------------ ------------------------- ---------------------------------------
                                                                                             5. If Amendment, Date of Original
                                                                                             (Month/Year)


------------------------------------------------------------------ ------------------------- ---------------------------------------
------------------------------------------------------------------ -----------------------------------------------------------------
6.  Relationship of Reporting Person to Issuer
          (Check if Applicable)

__  Director              ___   10% Owner
X   Officer               ___   Other (specify below)
  (give title below)



                  Vice President, Operations



 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------- -----------------------------------------------------------------------
--------------------------------------------------------- ------------------- ------------------ --------------------------------
1.  Title of Security                                     2.  Transaction     3.  Transaction    4.  Securities Acquired (A) or
     (Instr. 3)                                               Date                Code           Disposed of (D) (Instr. 3, 4,
                                                          (Month/Day/Year)        (Instr. 8)     and 5)





--------------------------------------------------------- ------------------- ------------------ --------------------------------
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
                                                                                Code       V     Amount      (A) or    Price
                                                                                                             (D)
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------

None
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------
--------------------------------------------------------- ------------------- ---------- ------- ----------- --------- ----------



--------------- ----------- ---------------
--------------- ----------- ---------------
5. Amount of    6.          7. Nature of
Securities      Ownership   Indirect
Beneficially    Form:       Beneficially
Owned at End    Direct      Ownership
of Month        (D) or      (Instr. 4)
(Instr. 3 and   Indirect
4)              (I)
                (Instr. 4)
--------------- ----------- ---------------
--------------- ----------- ---------------

--------------- ----------- ---------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
              (e.g., puts, calls, warrants, options, convertible securities)
---------------------------- ------------- -------------- -------------- --------------- -----------------
1. Title of Derivative       2. Conver-    3.             4.             5. Number of    6. Date
Security (Instr. 3)          sion or       Transaction    Transaction    Derivation      Exercisable and
                             Exercisable   Date           Code (Instr.8  Securities      Expiration Date
                             Price of      (Month/Day/Year               Acquired (A)    (Month/Date/Year)
                             Derivative                                  or Disposed
                             Security                                    of (D)
                                                                         (Instr. 3,4,
                                                                         and 5)
---------------------------- ------------- -------------- -------------- --------------- -----------------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
                                                          Code     V     (A)      (D)    Date     Expiration
                                                                                         Exercis- Date
                                                                                         able
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
Stock Option                 $3.28         2/22/00        A              50,000   0      (1)      2/21/10

---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
Stock Option                 $3.28         2/22/00        A              60,000   0      (2)      2/21/10

---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------


---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------


---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------


---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------


---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
---------------------------- ------------- -------------- ------ ------- -------- ------ -------- --------
------------------------ ------------- ------------- ----------- -----------
7. Title and Amount of   8. Price of   9. Number     10.         11.
Underlying Securities    Derivative    of            Ownership   Nature of
(Instr. 3 and 4)         Security      Derivative    Form of     Indirect
                         (Instr. 5)    Securities    Derivative  Beneficial
                                       Beneficially  Security:   Ownership
                                       Owned at      Direct      (Instr. 4)
                                       end of        (D) or
                                       month         Indirect
                                       (Instr. 4)    (I)
                                                     (Instr. 4)
------------------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------
Title       Amount or
            Number of
            Shares
----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------
Common      50,000       0                            D           N/A
Stock
----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------
Common      60,000       0             110,000        D           N/A
Stock

----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------


----------- ------------ ------------- ------------- ----------- -----------
----------- ------------ ------------- ------------- ----------- -----------

----------- ------------ ------------- ------------- ----------- -----------

Explanation of Responses:

     (1) Options becomes exercisable as to 12,500 shares on 2/22/01; as to 1,042 shares on the 22nd of each month for 35 months thereafter; and as to 1030 shares on the 22nd of the 36th month thereafter.

     (2) Options becomes excercisable as to 30,000 shares only if the Issuer derives revenues of $100,000 from sales of its saliva based testing product between October 1, 2000 and December 31, 2000 and the reporting person is an employee of Issuer on the date sales are consumated. Options becomes exercisable as to 30,000 shares upon the completion by the Issuer of a fully functional manufacturing facility




         /s/ Jeffrey G. Uding               03/10/00
        ---------------------------------------------
         Signature of Reporting Person       Date






**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.